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EXHIBIT 24.01

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas A. Russo and Jeffrey A. Welikson, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K of Lehman Brothers Holdings Inc., for the fiscal year ended November 30, 2005, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Dated: As of February 13, 2006

Signature	Title

/s/ RICHARD S. FULD, JR. Richard S. Fuld, Jr.	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)
/s/ CHRISTOPHER M. O'MEARA Christopher M. O'Meara	Chief Financial Officer, Controller and Executive Vice President (principal financial and accounting officer)
/s/ MICHAEL L. AINSLIE Michael L. Ainslie	Director
/s/ JOHN F. AKERS John F. Akers	Director
/s/ ROGER S. BERLIND Roger S. Berlind	Director
/s/ THOMAS H. CRUIKSHANK Thomas H. Cruikshank	Director
/s/ MARSHA JOHNSON EVANS Marsha Johnson Evans	Director
/s/ CHRISTOPHER GENT Christopher Gent	Director
/s/ HENRY KAUFMAN Henry Kaufman	Director
/s/ ROLAND A. HERNANDEZ Roland A. Hernandez	Director
/s/ JOHN D. MACOMBER John D. Macomber	Director
/s/ DINA MERRILL Dina Merrill	Director

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  EXHIBIT 24.01